10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) effective as of August 1, 2000 (the “Effective Date”) is made by and between J. D. EDWARDS & COMPANY, a Delaware corporation (“J. D. Edwards”) and MICHAEL MADDEN (“Madden”).

RECITALS

A.	J. D. Edwards is engaged in the business of developing, marketing and supporting enterprise software and supply chain computing solutions.

B.
Madden is currently employed by J. D. Edwards in the position of Vice President and J. D. Edwards wishes to retain Madden in the employment of J. D. Edwards for a period of at least three (3) years from the Effective Date of this Employment Agreement.

It is agreed between J. D. Edwards and Madden as follows:

1.
Employment.  J. D. Edwards hereby agrees to employ Madden in the position of Vice President, Chief Technology Officer, to perform the duties and responsibilities set forth in the job description attached as Attachment A to this Employment Agreement together with such other duties and responsibilities as shall be assigned to him from time to time by J. D. Edwards senior management which shall be consistent with Madden’s job description. Madden accepts such employment with J. D. Edwards upon the terms and conditions of this Employment Agreement and agrees to perform the duties and responsibilities described in this Section in accordance with all policies, procedures, rules and regulations adopted by J. D. Edwards Board of Directors or senior management. During the term of his employment, Madden agrees to devote his full time and attention, skills and efforts to the performance of his duties and responsibilities on behalf of J. D Edwards and to maintain and promote the business of J. D. Edwards

2.
Term.  Subject to the terms of Section 8, Termination, Madden shall be employed by J. D. Edwards for a period of not less than three (3) years commencing on the Effective Date (the “Initial Employment Term”).

3.	Compensation.

3.1
Annual Base Salary and Bonus.  Madden’s compensation from the Effective Date until April 1, 2001 shall be set at an annual base salary of $275,000 with an annual bonus incentive of up to forty percent (40%) the sum of such base salary plus the annual portion (25%) of the Retention Bonus in accordance with Section 3.2 below, based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J. D. Edwards. Compensation for subsequent periods shall be established by a written addendum to this Employment Agreement as approved by the Compensation Committee of J. D. Edwards Board of Directors based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards.

3.2
Retention Bonus.  J.D. Edwards will pay to Madden a retention bonus in a total amount of $275,000 (“Retention Bonus”) payable as follows: 25% upon the execution of this Employment Agreement by Madden, and 25% on each of the first, second and third anniversaries of the Effective Date provided Madden is a current J.D Edwards employee on each such anniversary date. The Madden Retention Bonus will be in addition to the annual compensation received by Madden during the term of this Employment Agreement.

4.
Stock Option Grant.  Madden will be granted 150,000 stock options to purchase the common stock of J.D. Edwards pursuant to the terms of J.D. Edwards 1997 Equity Incentive Plan, or its successor option plan, if any, at the option of price of $13.063 per option (the “Stock Option Grant”). The Stock Option Grant shall vest and become exercisable as to twenty five percent (25%) of the shares subject to the option on the Effective Date of this Employment Agreement and 1/36 of the shares subject to the grant per month thereafter. Should Madden resign from employment with J. D. Edwards or be terminated by J.D. Edwards for Cause at any time during the Initial Employment Term, the Stock Option Grant will be cancelled effective upon the date of resignation or termination for Cause and Madden will have the right to exercise any portion of the Stock Option Grant vested in accordance with the above vesting schedule up to the date of such termination. Madden may exercise such options in accordance with the J.D. Edwards 1997 Equity Incentive Plan for up to ninety (90) days after the date of termination.

5.	Employee Benefits. Madden will be eligible to participate in all employee benefits provided by J.D. Edwards to employees, based upon his position and tenure, including the following:

5.1.
Health and Life Insurance.  J.D. Edwards agrees to provide to Madden (and his spouse and dependents) coverage under J.D. Edwards group health and life insurance plan, the coverage, terms and benefits of which shall be determined, from time to time, in the sole discretion of J.D. Edwards Board of Directors.

5.2.	Paid Time Off. Madden shall be entitled to the maximum paid time off provided for in J.D. Edwards paid time off policy in effect from time to time.

5.3.
Qualified/Non-Qualified Plan(s).  Madden shall be entitled to participate in any qualified or nonqualified plans) adopted by J.D. Edwards Board of Directors and Madden fulfills all eligibility requirements under the terms and conditions of such plan. The J.D. Edwards Board of Directors reserves the sole right and discretion to adopt or terminate a plan and to establish all eligibility requirements and other terms and conditions of such plan.

6.
Severance Pay.  If Madden is terminated by J.D. Edwards for Performance or disability, Madden shall be entitled to receive severance pay in accordance with the standard J.D. Edwards severance pay policy for an employee of Madden’s position and time of service in the amount of one year’s then current base salary. If Madden is terminated by J.D. Edwards for other than Cause, Performance or disability, Madden shall be entitled to receive severance pay in accordance with the standard J.D. Edwards severance pay policy for an employee of Madden’s position and time of service of one year’s then current on target earning (annual base salary plus bonus). This severance payment would be made in a one-time, lump sum payment subject to appropriate tax withholding. Notwithstanding the foregoing, however, no severance allowance shall be paid if termination is for Cause or if Madden voluntarily terminates employment.

6.1.
COBRA Medical Insurance.  If the Madden’s employment is terminated without Cause, in addition to the severance payment in accordance with Section 5, Madden will be eligible for medical insurance (for himself and his spouse and dependants) under COBRA commencing on the date of his termination for a period of one (1) year in accordance with the standard J.D. Edwards policy at J.D. Edwards sole expense. Madden will be eligible to continue coverage at his cost beyond such date if he should so elect as as provided by applicable law.

6.2
Management Change in Control Plan.  The J.D. Edwards & Company Management Change in Control Plan will remain in full force and effect for the term of this Employment Agreement and will continue thereafter only so long as Madden remains an employee of J.D. Edwards.

7.
Confidentiality and Non-Solicitation.  Madden acknowledges that he has signed the J.D. Edwards Employee Nondisclosure Agreement effective June 8, 1998 and confirms that he will continue to abide by the obligations contained therein.

8.	Termination. J.D. Edwards shall have the right to terminate this Employment Agreement prior to its expiration only for “Cause” or “Performance” as set forth below.

8.1	Termination for Cause. For the purposes of this Employment Agreement, “Cause” means the following:

(a)	the willful and material breach of duty by the Madden in the course of his employment;
(b)	the habitual neglect by the Madden of his employment duties;
(c)	the continued incapacity, whether physical or mental, of the Madden to perform his duties, unless waived by J.D. Edwards; or
(d)	Madden’s gross misconduct resulting in material damage to J.D. Edwards.

8.2
Termination for Performance.  For the purposes of this Employment Agreement, termination for “Performance” shall be as determined by the J.D. Edwards Board of Directors in the good faith exercise of their business judgment.

8.3
Dispute Resolution.  Should Madden dispute whether J.D. Edwards has been reasonable in interpreting “Cause” or “Performance” then in such event Madden may submit the matter to arbitration. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association and shall be located in Denver, Colorado. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar arbitration organization, at the time a demand for arbitration is made. The decision of the arbitrator shall be final and binding on both parties. Each party shall be responsible for its or his own expenses for the arbitrator’s fee, attorney’s fees, expert testimony, and for other expenses of presenting its or his case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties.

8.4
Compensation Earned Prior to Termination.  In the event that J.D. Edwards terminates Madden for Cause, Madden shall be entitled to the compensation earned, prior to the date of termination as provided for in this Employment Agreement computed pro rata up to and including that date, including any prorata bonuses accrued and determined in accordance with the J.D. Edwards Executive Bonus Plan for the fiscal year in which Madden is so terminated. Madden shall be entitled to no further compensation as of the date of termination.

8.5
Renewal.  This Employment Agreement shall be deemed automatically renewed for successive one (1) year periods without any further act of the J.D. Edwards, unless, not later than thirty (30) days prior to the end of any period, either party provides the other with written notice of its intent not to renew; notwithstanding the foregoing, however, the following Sections of this Employment Agreement shall not apply to any such renewal periods after the initial three (3) year period: Sections 3.2, Retention Bonus, and 4, Stock Option Grant.

8.6
Non-renewal.  Any non-renewal of this Employment Agreement shall be treated as a termination of Madden without Cause and be governed by the provisions of this Employment Agreement applicable to terminations without Cause, including, but not limited, to the payments and benefits due to Madden under Section 3.

9.
Waiver and Release.  Madden acknowledges and agrees that he is aware of his legal rights concerning his employment with J.D. Edwards. Madden (for himself and his heirs, legal representatives and assigns) hereby waives, and generally releases J.D. Edwards and all affiliates, officers, directors, employees and agents of J.D. Edwards from, and agrees not to sue J.D. Edwards for, any claims or causes of action, whether known or unknown, which Madden has or may have against J.D. Edwards. This includes, but is not limited to, any claims or causes of action arising under any federal, state or local laws dealing with employment discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the American with Disabilities Act of 1990; the National Labor Relations Act, as amended; the Family Medical Leave Act; and any applicable state local discrimination provisions) and any claims or causes of action for or wrongful discharge relating to Madden’s employment and termination of employment other than for termination for Cause or for Performance which, if any dispute arises between the parties, will be subject to the terms of Section 8.3, Dispute Resolution, above.

10.
Cooperation.  The parties hereto mutually agree that, at all times during Madden’s employment, and following termination of his employment, any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents, shall be favorable. Each party shall avoid making any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents, that would tend to disparage or injure the reputation of the other party.

11.	Miscellaneous.

11.1.	Assignment. Neither J.D. Edwards nor Madden may assign this Employment Agreement or any of their respective obligations hereunder.

11.2.
Notices.  Any notice or other communication provided for or required by this Employment Agreement shall be given within (i) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) business day after deposit with a recognized overnight courier (such as Federal Express) or (iii) upon delivery if sent by facsimile transmission or in person in each case to the following address:

To J.D. Edwards:

J.D. Edwards & Company
One Technology Way
Denver, Colorado 80237
Attn:  Vice President, General Counsel

To Madden:

Michael. Madden
326 Thorn Apple Way
Castle Rock, CO 80104

or at such other address or addresses as the J.D. Edwards or Madden may designate.

11.3.	Governing Law. This Employment Agreement and each term thereof shall be subject to and governed by the laws of the State of Colorado.

11.4.
Severability.  If any portion of this Employment Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and effective unless to do would clearly violate the present legal and valid intention of the parties hereto.

11.5.
Entire Agreement.  This Employment Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof, this Employment

Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

11.6.
Amendment.  No change or modification of this Employment Agreement shall be valid unless the same shall be in writing and signed by Madden and a duly authorized officer of J.D. Edwards. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party or party to be charged.

11.7
Benefit.  This Employment Agreement shall be binding upon and inure to the benefit of J.D. Edwards and Madden and their respective successors, heirs, legal representatives and permitted assigns. This Employment Agreement is hereby executed as of the date set forth above.

J.D. EDWARDS & COMPANY		MADDEN

By:	/s/ C. Edward McVaney	By:	/s/ Michael Madden
	(Authorized Signature)		Michael Madden

C. Edward McVaney
Chairman and CEO

SCHEDULE OF ATTACHMENTS

ATTACHMENT A - JOB DESCRIPTION

Group Executive, Technology/R&D (0080)	DIVISION: Executive

REPORTS TO (TITLE): CEO (0005) OR COO (0010) UPDATED:12/16/95	DEPARTMENT: N/A This job is EXEMPT NON-EXEMPT

BASIC PURPOSE:  Serves as company’s chief technologist with overall responsibility for the long-range direction of product research and development. Directs company’s research, product development, documentation and packaging functions. Formulates research and development programs, policies and procedures that assure the maintenance of the company’s competitive position, and meet long-range strategic technology and development objectives. Ensures company remains up-to-date in terms of technological change. Serves as member of senior management committee.

ESSENTIAL DUTIES AND RESPONSIBILITIES:		Percent (%) of Monthly Working Time

1.	Serves as company’s chief technologist with overall responsibility for the long-range direction of product technology, as well as research and development.	60%
•
Directs and leads company’s development methodologies. Responsible for setting standards used by J. D. Edwards product development organization as applied to the process of developing software. These methodologies and standards should be current with today’s industry trends and support the company’s overall objectives as set forth in the long-range plan.

•
Directs and leads the company’s technology direction and product architecture. Responsible for introducing new technologies into the product set to maximize market position. Also responsible for retirement of obsolescent technology.

•	Directs the research and development effort leading to new or improved products. Determines criteria for screening new product ideas for potential and practicality.
•	Directs overall product development plan, so that new products or improved products are delivered to market on a timely basis.

2.	Serves as a member of senior management team in setting strategic direction of company. Participation with other “C” level executives in setting product and business direction of the company.	20%
3.	Establishes and manages effective technical training to assure a technology staff which can effectively attain desired product development results.	20%

ADDITIONAL DUTIES AND RESPONSIBILITIES:

(The above statements describe the general nature and level of work being performed in this job. They are not intended to be an exhaustive list of all duties, and indeed additional responsibilities may be assigned as required by management.)		100%

ESSENTIAL KNOWLEDGE & SKILLS:

Education & Training:
Bachelor’s degree in business, software engineering or computer science; advanced degree desirable. Minimum 15+ years technical experience in software research/development environment, with 10+ years research or product development management.

Specialized Knowledge & Skills:
Proven experiment in managing software research and development projects. In-depth knowledge of company’s software development design procedures and objectives. Excellent organizational, leadership/decision making, human relations and communications skills.

Type Equipment Used:
PC and various software languages.

Work Environment/Physical Demands:
General office environment. Considerable stress may occur at times. No special physical demands required.

SCHEDULE OF ATTACHMENTS

ATTACHMENT A - JOB DESCRIPTION